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Exhibit 10.20

FEI Company Management Bonus Program
Summary Description

        FEI's Management Bonus Program ("MBP") is available to all senior managers of the company. For non-executive officers, the determination of eligibility is made by the CEO. The CEO and Compensation Committee determine participation eligibility of executive officers and all of the executive officers of FEI participate.

        The total amount of MBP bonus money available for payment to all participants is based on a pre-tax earnings target established by the Board of Directors at the beginning of each fiscal year. If the company achieves the earnings target, the MBP award is 100%. Between 70% and 100% of targeted earnings, a portion of the MBP is paid. No MBP awards are made if company performance is less 70% of the targeted earnings. If earnings exceed the target by 30% then the total available amount to be paid under the MBP increases to 200% and continues on a straight-line basis for any earnings greater than 130% of target (as illustrated in the graph at the bottom of this summary description).

        Within the total amount available under the MPB, individual pay-outs are made based on three factors:

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  The total available to the individual is determined based on percentage of that individual's base salary. For executive officers these percentages range from 40% to 100% of base salary and, for all executive officers other than the CEO, the percentages are determined by the CEO and the Compensation Committee. The CEO's percentage is determined by the Compensation Committee.

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  One-half of the amount available to that participant is based on the overall company performance against the earnings target.

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  The other half of the amount available to that individual is based on individual performance. The amount available to the CEO is determined by the Compensation Committee. For executive officers other than the CEO the determination of individual performance is made by the CEO and Compensation Committee. Executive officers have generally been paid at rates of between 80% to 120% of the amount available to that individual for this factor. Put differently, the aggregate pay-out for individual performance is not significantly greater than the amount paid to participants on the basis of company performance (i.e., the one-half portion based on individual performance is often exactly the same as the one-half potion of MBP awarded based on company performance and is never more than 5% to 10% different).

        Other Plan Elements:

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  Treatment of one-time events that impact earnings but were not contemplated at the time that the earnings target was established by the Board of Directors (such as acquisitions and restructurings) is left to the discretion of the Compensation Committee and Board of Directors.

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  To earn and receive an MBP award, a person must be an active participant in the plan at fiscal year-end for a least one full month and must be an active employee on the day any bonus checks are distributed.

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  Any base salary changes after April in a fiscal year will be pro-rated accordingly for the MBP bonus calculation.

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  Participants hired during the year will receive a pro-rated amount, based on complete weeks of service during the fiscal year.

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  Typically, an individual will be at the same targeted percentage of base salary for the full fiscal year, but there may be modifications such as an increase, decrease or cessation of participation.

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  Exhibit 10.20
FEI Company Management Bonus Program Summary Description